EXHIBIT 99.B

News
For Immediate Release

El Paso Tennessee Pipeline Co. Announces Final Results of Tender Offers for its 9% Debentures Due 2012 and 7 ¼% Debentures Due 2025

HOUSTON, TEXAS, April 14, 2011 — El Paso Tennessee Pipeline Co. (the “Company”) announced today the final results of its previously announced cash tender offers for any and all of its 9% Debentures due 2012 (CUSIP No. 880370BM2) (the “9% Debentures”)  and 7 ¼% Debentures due 2025 (CUSIP No. 880370BP5) (the “7 ¼% Debentures”, and together with the 9% Debentures, the “Debentures”), which expired at 12:00 midnight, New York City time, on Wednesday, April 13, 2011 (the “Expiration Date”). Today, the Company has accepted and will make payment for all Debentures that were validly tendered after the consent date and prior to the Expiration Date.

Information related to the Debentures and the tender offers is set forth in the table below.
CUSIP NO.	Security Description	Principal Amount Outstanding Prior to the Commencement of the Tender Offers	Principal Amount Tendered as of Expiration Date	Principal Amount Accepted at Early Settlement	Principal Amount Accepted upon Final Settlement
880370BM2	9% Debentures due 2012	$1,149,000	$209,000	$199,000	$10,000
880370BP5	7 ¼% Debentures due 2025	$23,206,000	$23,058,000	$23,050,000	$8,000

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  The company owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent oil and natural gas producers and an emerging midstream business.  El Paso Tennessee Pipeline Co. is a wholly-owned subsidiary of El Paso Corporation. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Media Relations
Bruce Connery, Vice President
(713) 420-5855

Media Relations
Bill Baerg, Manager
(713) 420-2906